Exhibit 99.1

Agree Realty Appoints Merrie S. Frankel to Board of Directors

BLOOMFIELD HILLS, Mich., Sept. 6, 2016 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced the appointment of Merrie S. Frankel to the Company's Board of Directors (the "Board"). Ms. Frankel will replace Eugene Silverman, who has been a Director of the Company for over 20 years. Mr. Silverman will continue to serve on the Company's Board of Directors until the Company's 2017 Annual Meeting, at which point he will not run for re-election.

Ms. Frankel most recently spent the last 18 years at Moody's Investors Service in the Commercial Real Estate Finance Group as Vice President and Senior Credit Officer, where she was responsible for rating real estate investment trusts and real estate operating companies. Prior to her time at Moody's, she was Senior Vice President and Director of Portfolio Management for the Argo Funds and also held numerous positions within the real estate industry at notable companies including Ernst & Young, Cushman & Wakefield, J.P. Morgan Securities and Salomon Brothers Inc.

Ms. Frankel is currently an adjunct professor at Columbia University's Graduate School of Architecture, Planning and Preservation and New York University's Schack Institute of Real Estate. She holds a J.D. and M.B.A. degree from Hofstra University and graduated with a B.A. in English from the University of Pennsylvania with numerous honors. Among her industry affiliations, she is a board member and treasurer of the Women Executives in Real Estate (WX) Charitable Fund, has served as a Trustee and chaired the New York District Council for the Urban Land Institute (ULI) and chaired the nominating committee for the Financial Women's Association of New York (FWA).

"We are extremely pleased to welcome Merrie to the Company's Board of Directors," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "We are confident that Merrie's extensive and diverse experience in commercial real estate, portfolio management and financial services makes her an exceptionally valuable addition to the Board."

"I would also like to take this opportunity to express our deepest gratitude to Gene for over 22 years of fantastic service to our Company," added Mr. Agree. "Gene has been an integral part of our Company as a Director since our initial public offering in 1994 and has provided immeasurable contributions during his tenure. On behalf of the entire Company and the Board, I want to thank him for his leadership."

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 338 properties, located in 42 states and containing approximately 6.5 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190